EXHIBIT 99.1

Rand Capital Announces Second Quarter Results

    * Net Asset Value is $3.45 for the quarter ending June 30, 2008.
    * $3.7 million is available for future investment.

BUFFALO, N.Y., July 24, 2008 (PRIME NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the second quarter ended June 30, 2008. Rand's net asset value as of June 30, 2008 was $3.45 per share and Rand's total investment portfolio was valued at $26.5 million, which exceeds its cost basis of $13.5 million, reflecting $13 million in net unrealized appreciation.

Rand's net asset value per share was $3.45 at June 30, 2008, unchanged from March 31, 2008 and an increase from $3.04 at June 30, 2007 (13%) and from $1.58 at June 30, 2006 (118%). During the second quarter of 2008, Rand's Net Asset Value decreased by $17,231.

Allen F. Grum, President of Rand Capital stated "We are evaluating several new investment opportunities and hope to report on them in the near future. We remain excited about the future as our portfolio companies mature and produce strong operating results."

Portfolio Activities

Rand participated in a $4 million financing for Niagara Dispensing Technologies, Inc. (Amhers, NY) (www.exactpour.com) by purchasing $150,000 of Series B shares. As part of this transaction, Rand converted their debt into Series A shares resulting in a 14% ownership of the Company. Subsequent to the financing, Niagara Dispensing received large orders for its system from their European distributor.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com